Exhibit 99.1

Towers Watson to Single List with Nasdaq

Company shares to be listed under existing ticker symbol “TW”

ARLINGTON, Va.--(BUSINESS WIRE)--February 24, 2015--Global professional services company Towers Watson (NYSE, Nasdaq: TW) today announced that it has chosen to voluntarily delist its common stock listed on the New York Stock Exchange (“NYSE”). This is expected to occur at the close of trading on March 12, 2015. Towers Watson will continue its listing with the NASDAQ Stock Market (“NASDAQ”), with trading as a single-listed company expected to begin on the next business day, March 13, 2015. Towers Watson’s common stock is already listed on NASDAQ, and will continue to trade under the current ticker symbol “TW.” This action will also reduce administrative costs related to maintaining a dual exchange listing.

“We are excited to increase our partnership with Nasdaq as our primary exchange listing venue. We have seen the benefits of the Nasdaq platform through our dual listing relationship and look forward to maximizing their trading, visibility and corporate services portfolio that will allow Towers Watson to further reach investors and clients alike,” said Roger Millay, Vice President and Chief Financial Officer at Towers Watson. “Meanwhile, we thank the NYSE for its support during our long-standing relationship.”

“Towers Watson is one of the most respected professional services brands worldwide. We are proud to count them among the Nasdaq family and look forward to continuing our successful partnership with the company and its shareholders,” said Bruce Aust, Vice Chairman at Nasdaq.

ABOUT TOWERS WATSON

Towers Watson (NYSE, NASDAQ: TW) is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With 15,000 associates around the world, the company offers consulting, technology and solutions in the areas of benefits, talent management, rewards, and risk and capital management. Learn more at towerswatson.com.

CONTACT:
Towers Watson
Aida Sukys, +1 703-258-8033
aida.sukys@towerswatson.com